Exhibit 99.1

July 31, 2007



Peoples Community Bancorp, Inc. Reports Net Losses For The Three and Six Month Periods Ended June 30, 2007

West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq: PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net losses for the three months ended June 30, 2007 of $295,000, or a net loss of $.06 per diluted share compared to net earnings of $1.0 million, or $.23 per diluted share, for the three months ended June 30, 2006. For the six months ended June 30, 2007, the Company reported net losses of $420,000, or a net loss of $0.09 per diluted share compared to net earnings of $2.2 million, or $.49 per diluted share, for the six months ended June 30, 2006.

The net losses for the three and six months ended June 30, 2007 were primarily due to decreases in net interest income, and increases in both provision for loan losses and general, administrative and other expenses, which were partially offset by increases in other income and decreases in provision for federal income taxes when compared to the three and six months ended June 30, 2006. However, the decreases in earnings per share were also due to the increase in average shares outstanding, as a result of shares issued in conjunction with the purchase of Mercantile Financial Corporation including its subsidiary, Mercantile Savings Bank, in mid June 2006.

Net interest income decreased by $1.3 million, or 17.3%, for the three month period and $2.0 million, or 13.1%, for the six month period ended June 30, 2007, as compared to the same periods in 2006, primarily due to decreases in the average balance of loan receivables and increases in cash equivalents, coupled with decreases in the interest rate spread. The decrease in higher risk loans and increase in lower risk cash equivalents coincides with the Bank's plan to lower the overall risk of the Bank's assets. The net interest rate spread for the three months ended June 30, 2007 decreased 39 basis points from 2.98% for the 2006 period to 2.59% for the corresponding period in 2007. The net interest rate spread for the six month period ended June 30, 2007 decreased to 2.68% compared to 2.97% for the same period in 2006

The increases of $600,000, or 40.0%, in provision for loan losses for the three-month period, and $1.5 million, or 55.6%, for the six-month period ended June 30, 2007 were predicated on the levels of non-performing, classified and criticized assets, as compared to the levels in 2006. General, administrative and other expenses increased $258,000, or 4.8%, for the three-month period, and $833,000, or 7.9%, for the six-month period ended June 30, 2007 compared to the same periods in 2006, primarily due to increased benefits costs, higher data processing expenses, and increased costs associated with the acquisition of Mercantile Savings Bank in June 2006.

Other income increased $179,000, or 25.8%, for the three-month period, and $378,000, or 29.7%, for the six-month period ended June 30, 2007 compared to the same periods in 2006, primarily due to increases in deposit and loan fees. Federal income tax provisions amounted to $449,000 and $960,000 for the three and six month periods ended June 30, 2006, respectively, compared to tax benefits of $233,000 and $372,000 for the three and six month periods ended June 30, 2007, respectively, primarily due to the fluctuation in earnings and losses between the periods.

At June 30, 2007, classified assets and nonperforming loans decreased to $25.5 million and $12.2 million, respectively, compared to $42.1 million and $25.8 million, respectively, at December 31, 2006. The allowance for loan losses at June 30, 2007 totaled $10.1 million or 83.3% of total nonperforming loans and 1.4% of total loans net of undisbursed loans in process compared to $18.4 million at December 31, 2006 or 71.2% of total nonperforming loans and 2.2% of total loans net of undisbursed loans in process.

As evidenced by the decrease in both classified and nonperforming loans, the Company has continued its efforts to aggressively pursue the collection and resolution of all delinquent loans in order to reduce its exposure to credit risk. During the six months ended June 30, 2007, the Bank sold approximately $32.3 million in loans, which included classified, criticized and non-performing loans, and recorded $9.1 million in charges to the allowance for loan losses related to such sales.


At June 30, 2007, the Company's assets totaled $1.0 billion, a $6.9 million, or 0.7%, decrease compared to total assets at December 31, 2006. The decrease in assets was primarily due to a decrease of $81.2 million, or 10.0%, in loans receivable, which included loan sales of approximately $32.3 million during the period and approximately $3.5 million in loans classified as held for sale, substantially offset by an increase in cash and cash equivalents of $80.2 million.

Shareholders' equity totaled $86.4 million, or 8.5% of total assets at June 30, 2007, a decrease of $1.2 million, or 1.4%, compared to the December 31, 2006 level. The decrease resulted primarily from dividends paid of $1.4 million during the period and a net loss of $420,000, which were partially offset by a $180,000 change in unrealized gains on available for sale securities, an adjustment of $179,000 in conjunction with the adoption of FIN 48 on January 1, 2007, the amortization effects of stock benefit plans totaling $320,000, and proceeds of $7,000 from the exercise of stock options. The Bank continues to meet all applicable regulatory capital requirements and continues to be well capitalized under the regulatory framework for prompt correction action.

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 118 year old federally chartered savings bank with 19 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.




                          Peoples Community Bancorp, Inc.
             CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)


   ASSETS                                       June 30,     December 31,
                                                  2007           2006
                                               (Unaudited)

Cash and cash equivalents                      $  137,687   $   57,459
Investment securities                              47,191       56,899
Loans receivable                                  731,346      812,578
Fixed assets                                       28,710       27,879
Goodwill and other intangibles                     28,942       29,814
Other assets                                       47,304       43,450
                                                ---------    ---------
   Total assets                                $1,021,180   $1,028,079
                                                =========    =========

   LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                       $  756,410   $  755,261
Borrowings                                        171,435      172,349
Other liabilities                                   6,902       12,853
                                                ---------    ---------
   Total liabilities                              934,747      940,463

Shareholders' equity                               86,433       87,616
                                                ---------    ---------
   Total liabilities and shareholders' equity  $1,021,180   $1,028,079
                                                =========    =========

                          Peoples Community Bancorp, Inc.
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATION (UNAUDITED)
                     (In thousands, except per share data)

                                            Six Months Ended   Three Months Ended
                                                June 30,            June 30,
                                            -----------------  ------------------
                                             2007      2006      2007      2006
                                            ------    -------  -------    -------
Total interest income                      $32,032   $32,680   $15,943   $16,726

Total interest expense                      18,879    17,545     9,591     9,045
                                            ------    -------  -------    -------
   Net interest income before
   provision for losses on loans            13,153    15,135     6,352     7,681
Provision for losses on loan                 4,200     2,700     2,100     1,500
                                            ------    -------  -------    -------
   Net interest income after
   provision for losses on loans             8,953    12,435     4,252     6,181
     Other income                            1,653     1,275       872       693

General, administrative and other expense   11,398    10,565     5,652     5,394
                                            ------    -------  -------    -------

   Earnings (loss) before income taxes        (792)    3,145      (528)    1,480

Federal income taxes expense (benefits)       (372)      960      (233)      449
                                            ------    -------  -------    -------

   NET EARNINGS (LOSS)                     $  (420)  $ 2,185   $  (295)  $ 1,031
                                            ======    =======  =======    =======
   EARNINGS (LOSS) PER SHARE
     Basic                                 $ (0.09)  $  0.50   $ (0.06)  $  0.23
                                            ======    =======  =======    =======
     Diluted                               $ (0.09)  $  0.49   $ (0.06)  $  0.23
                                            ======    =======  =======    =======




Contacts


Peoples Community Bancorp, Inc.
Thomas J. Noe, Treasurer, 513-870-3530
Electronic Mail: TNOE@PCBIONLINE.COM